Exhibit 10.4

RESTRICTED STOCK UNITS AGREEMENT
UNDER THE BRISTOL-MYERS SQUIBB COMPANY
2021 STOCK AWARD AND INCENTIVE PLAN

BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (the “Company”), has granted to you the Restricted Stock Units (“RSUs”) specified in the Grant Summary located on the Stock Plan Administrator’s website, which is incorporated into this Restricted Stock Units Agreement (the “Agreement”) and deemed to be a part hereof.  The RSUs have been granted to you under Section 6(e) of the 2021 Stock Award and Incentive Plan (the “Plan”), on the terms and conditions specified in the Grant Summary and this Agreement.  The terms and conditions of the Plan and the Grant Summary are hereby incorporated by reference into and made a part of this Agreement.  Capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings ascribed to such terms in the Plan and in the Grant Summary.

1.          RESTRICTED STOCK UNITS AWARD

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Committee”) has granted to you as of [XX__, 2021] (the “Award Date”) an Award of RSUs as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan.  Each RSU shall represent the conditional right to receive, upon settlement of the RSU, one share of Bristol-Myers Squibb Common Stock (“Common Stock”) or, at the discretion of the Company, the cash equivalent thereof (subject to any tax withholding as described in Section 4).  The purpose of such Award is to motivate and retain you as an employee of the Company or a subsidiary of the Company, to encourage you to continue to give your best efforts for the Company’s future success, to increase your proprietary interest in the Company, and to further align your compensation with the interests of the Company’s shareholders.  Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any other monetary consideration.

2.          RESTRICTIONS, FORFEITURES, AND SETTLEMENT

Except as otherwise provided in this Section 2, each RSU shall be subject to the restrictions and conditions set forth herein during the period from the Award Date until the date such RSU has become vested and non-forfeitable such that there are no longer any RSUs that may become potentially vested and non-forfeitable (the “Restricted Period”).  Vesting of the RSUs is conditioned upon you remaining continuously employed by the Company or a subsidiary of the Company from the Award Date until the relevant vesting date, subject to the provisions of this Section 2.  Assuming satisfaction of such employment conditions, 100% of the RSUs shall vest on the second anniversary of the Award Date (the “Vesting Date”), provided, that, all shares of Common Stock issued pursuant to the vesting of the RSUs (net of any shares withheld or sold for taxes) in accordance with Section 2(b) shall be subject to an additional one year post-vest holding period (the “Post-Vest Holding Period”), and during such Post-Vest Holding Period, you may not Transfer (as defined below) any of the shares of Common Stock issued to you pursuant to the vested RSUs.  As a condition to receiving and holding the Award, you hereby (i) agree that this Section 2 of the Agreement will apply upon any termination and that, if applicable, Section 6(e) of the Celgene Corporation U.S. Employee Change in Control Severance Plan (as may be amended from time to time, the “Celgene Severance Plan”), will not apply, (ii) agree that the actual or deemed acceptance of this Award constitutes written consent to the amendment of the Celgene Severance Plan in a manner consistent with this Section 2, and (iii) agree that this Award will be immediately terminated and forfeited if Section 6(e) of the Celgene Severance Plan is not considered to be validly amended hereby or otherwise applies to this Agreement.

(a)          Nontransferability.  (i) During the Restricted Period and any further period prior to settlement of your RSUs, you may not, directly or indirectly, offer, sell, transfer, pledge, assign or otherwise transfer or dispose of (each, a “Transfer”) any of the RSUs or your rights relating thereto, and (ii) during the Post-Vest Holding Period, you may not Transfer any rights relating to the vested RSUs, including the shares of Common Stock issued pursuant to any vested RSUs. If you attempt to Transfer your rights under this Agreement in violation of the provisions herein, the Company’s obligation to settle RSUs or otherwise make payments pursuant to the RSUs shall terminate.

(b)          Time of Settlement.  RSUs that are not forfeited shall be settled promptly upon expiration of the Restricted Period (i.e., upon vesting), but in any event within 60 days after expiration of the Restricted Period (except as otherwise provided in this Section 2), by delivery of one share of Common Stock for each RSU being settled, or, at the discretion of the Company, the cash equivalent thereof; provided, however, that settlement of an RSU shall be subject to the Company’s “Compliance Rules Under Code Section 409A” (the “409A Compliance Rules”), including if applicable the six-month delay rule under Section 2(b)(ii) of the 409A Compliance Rules to the extent the RSUs are subject to Section 409A, payment is on account of your “separation from service” and you are a “specified employee” within the meaning of Section 409A; provided further, that no dividend or dividend equivalents will be paid, accrued or accumulated in respect of the period during which settlement was delayed.  (Note: This rule may apply to a portion of the RSUs that vest after the time you become Retirement eligible under the Plan, and could apply in other cases as well).  Settlement of RSUs that directly or indirectly result from adjustments to RSUs shall occur at the time of settlement of, and subject to the restrictions and conditions that apply to, the granted RSUs including the Post-Vest Holding Period. Settlement of cash amounts that directly or indirectly result from adjustments to RSUs shall be included as part of your regular payroll payment as soon as administratively practicable after the settlement date for the underlying RSUs, and subject to the restrictions and conditions that apply to, the granted RSUs, including the Post-Vest Holding Period.  Until shares are delivered to you in settlement of RSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the RSUs, including the right to vote the shares and receive actual dividends and other distributions on the underlying shares of Common Stock.  Shares of stock issuable in settlement of RSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.  At that time, you will have all of the rights of a stockholder of the Company, subject to any restrictions and conditions that apply to the shares of Common Stock issuable in settlement of the RSUs, including the Post-Vest Holding Period.

(c)          Retirement and Death.

(i)          In the event of your non-voluntary Retirement (as that term is defined in the Plan; however, if your Retirement is voluntary, you shall forfeit all unvested RSUs on the date of termination) prior to the end of the Restricted Period, you shall be deemed vested and entitled to settlement (i.e., the Restricted Period shall expire with respect to) of a proportionate number of the total number of RSUs granted, provided that your employment has not been terminated by the Company or a subsidiary of the Company for misconduct or other conduct deemed detrimental to the interests of the Company or a subsidiary of the Company.  If you are only eligible for Retirement pursuant to Section 2(x)(iii) of the Plan, and you are employed in the United States or Puerto Rico at the time of your Retirement, you shall be entitled to the proportionate vesting described in this Section 2(c) only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company; if you fail to execute the release or you revoke the release, or your release fails to become effective and irrevocable within 60 days of the date your employment terminates, you shall forfeit any RSUs that are unvested as of the date your employment terminates.

(ii)          In the event of your death while employed by the Company or a subsidiary of the Company prior to the end of the Restricted Period, your estate or legal heirs, as applicable, shall be deemed vested and entitled to settlement (i.e., the Restricted Period shall expire with respect to) of a proportionate number of the total number of RSUs granted.

(iii)          Please visit “myBMS” and click on the tab “RSU Pro-Rata Illustration” for a discussion on determining the proportionate number of your RSUs to become vested and non-forfeitable upon your Retirement or death.  RSUs that become vested and non-forfeitable under this Section 2(c) shall be distributed in accordance with Section 2(b) (i.e., within 60 days of the date of your death or Retirement, subject to the 409A Compliance Rules, including rules applicable upon the signing of a release).  In the event of your becoming vested hereunder on account of death, or in the event of your death subsequent to your Retirement hereunder and prior to the delivery of shares in settlement of RSUs (not previously forfeited), shares in settlement of your RSUs shall be delivered to your estate or legal heirs, as applicable, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate or legal heirs, as applicable, shall succeed to any other rights provided hereunder in the event of your death.  Notwithstanding anything else in this Section 2(c) to the contrary, except in the case of your death, all shares issued in settlement of any vested RSUs pursuant to this Section shall continue to be subject to the Post-Vest Holding Period.

(d)          Termination not for Misconduct/Detrimental Conduct.  In the event your employment is terminated by the Company or a subsidiary of the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company or a subsidiary of the Company, and you are not eligible for Retirement, you shall be entitled to settlement (i.e., the Restricted Period shall expire with respect to) of a proportionate number of the total number of RSUs granted, provided that all shares issued in settlement of any vested RSUs pursuant to this Section shall continue to be subject to the Post-Vest Holding Period. If you are not eligible for Retirement, and you are employed in the United States or Puerto Rico at the time of your termination, you shall be entitled to the proportionate vesting described in this Section 2(d) only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company; if you fail to execute or revoke the release, or your release fails to become effective and irrevocable within 60 days of the date your employment terminates, you shall forfeit any RSUs that are unvested as of the date your employment terminates.  Please visit “myBMS” and click on the tab “RSU Pro-Rata Illustration” for a discussion on determining the proportionate number of RSUs you are entitled to under this Section 2(d). RSUs that become vested and non-forfeitable under this Section 2(d) shall be distributed in accordance with Section 2(b) (i.e., within 60 days of the date of your termination, subject to the 409A Compliance Rules, including rules applicable upon the signing of a release).

(e)          Disability.  In the event you become Disabled (as that term is defined below), for the period during which you continue to be deemed to be employed by the Company or a subsidiary of the Company (i.e., the period during which you receive Disability benefits), you will not be deemed to have terminated employment for purposes of the RSUs.  However, no period of continued Disability shall continue beyond 29 months for purposes of the RSUs, at which time you will be considered to have separated from service in accordance with applicable laws as more fully provided for herein. Upon the termination of your receipt of Disability benefits, (i) you will not be deemed to have terminated employment if you return to employment status, and (ii) if you do not return to employment status or are considered to have separated from service as noted above, you will be deemed to have terminated employment at the date of cessation of payments to you under all disability pay plans of the Company and its subsidiaries (unless you are on an approved leave of absence per Section 2(i) herein), with such termination treated for purposes of the RSUs as a Retirement or death (as detailed in Section 2(c) herein), or voluntary termination (as detailed in Section 2(g) herein) based on your circumstances at the time of such termination.  For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary of the Company or affiliate of the Company either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government.

(f)          Qualifying Termination Following Change in Control.  In the event your employment is terminated by reason of a Qualifying Termination during the Protected Period following a Change in Control, the Restricted Period and all remaining restrictions shall expire and the RSUs shall be deemed fully vested.

(g)          Other Termination of Employment.  In the event of your voluntary termination (other than a Qualifying Termination subject to Section 2(f)), or termination by the Company or a subsidiary of the Company for misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company or a subsidiary of the Company), you shall forfeit all unvested RSUs on the date of termination.

(h)          Other Terms.

(i)          In the event that you fail promptly to pay or make satisfactory arrangements as to the Tax-Related Items as provided in Section 4, all RSUs subject to restriction shall be forfeited by you and shall be deemed to be reacquired by the Company.

(ii)          You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the RSUs by delivering to the Company a written notice of such waiver.

(iii)          Termination of employment includes any event if immediately thereafter you are no longer an employee of the Company or any subsidiary of the Company, subject to Section 2(i) hereof.  Such an event could include the disposition of a subsidiary or business unit by the Company or a subsidiary. References in this Section 2 to employment by the Company include employment by a subsidiary of the Company.

(iv)          Upon any termination of your employment, any RSUs as to which the Restricted Period has not expired at or before such termination, taking into account any vesting provided for under Sections 2(c)-(f) hereof, shall be forfeited.  Other provisions of this Agreement notwithstanding, in no event will an RSU that has been forfeited thereafter vest or be settled.

(v)          In the event of termination of your employment (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, your right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence).

(vi)          In any case in which you are required to execute a release as a condition to vesting and settlement of the RSUs, the applicable procedure shall be as specified under Section 5 of the 409A Compliance Rules, except that the deadline for complying with such condition shall be the period provided in this Agreement.

(vii)          You agree that the Company may recover any compensation received by you under this Agreement if such recovery is pursuant to a clawback or recoupment policy approved by the Committee, even if approved subsequent to the date of this Agreement.

(i)          The following events shall not be deemed a termination of employment:

(i)          A transfer of you from the Company to a subsidiary of the Company, or vice versa, or from one subsidiary of the Company to another; and

(ii)          A leave of absence from which you return to active service, such leave being for any purpose approved by the Company or a subsidiary of the Company in writing.

Any failure to return to active service with the Company or a subsidiary of the Company at the end of an approved leave of absence as described herein shall be deemed a voluntary termination of employment effective on the date the approved leave of absence ends, subject to applicable law, and any RSUs that are unvested as of the date your employment terminates shall be forfeited subject to Section 2(c), provided that all shares issued in settlement of any previously vested RSUs shall continue to be subject to the Post-Vest Holding Period.  During a leave of absence as referenced in (ii) above, although you will be considered to have been continuously employed by the Company or a subsidiary of the Company and not to have had a termination of employment under this Section 2, subject to applicable law, the Committee may specify that such leave of absence period approved for your personal reasons (and provided for by any applicable law) shall not be counted in determining the period of employment for purposes of the vesting of the RSUs.  In such case, the Vesting Date for unvested RSUs shall be extended by the length of any such leave of absence.

(j)          As more fully provided for in the Plan, notwithstanding any provision herein, in any Award or in the Plan to the contrary, the terms of any Award shall be limited to those terms permitted under Code Section 409A including all applicable regulations and administrative guidance thereunder (“Section 409A”), and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

3.          NON-COMPETITION AND NON-SOLICITATION AGREEMENT AND COMPANY RIGHT TO INJUNCTIVE RELIEF, DAMAGES, RESCISSION, FORFEITURE AND OTHER REMEDIES

You acknowledge that the grant of RSUs pursuant to this Agreement is sufficient consideration for this Agreement, including, without limitation, all applicable restrictions imposed on you by this Section 3.  For the avoidance of doubt, the non-competition provisions of Section 3(c)(i)-(ii) below shall only be applicable during your employment by BMS (as defined in Section 3(e)(iii)).

(a)          Confidentiality Obligations and Agreement.  By accepting this Agreement, you agree and/or reaffirm the terms of all agreements related to treatment of Confidential Information that you signed at the inception of or during your employment, the terms of which are incorporated herein by reference.  This includes, but is not limited to, use or disclosure of any BMS Confidential Information, Proprietary Information, or Trade Secrets to third parties.  Confidential Information, Proprietary Information, and Trade Secrets include, but are not limited to, any information gained in the course of your employment with BMS that is marked as confidential or could reasonably be expected to harm BMS if disclosed to third parties, including without limitation, any information that could reasonably be expected to aid a competitor or potential competitor in making inferences regarding the nature of BMS’s business activities, where such inferences could reasonably be expected to allow such competitor to compete more effectively with BMS.  You agree that you will not remove or disclose BMS Confidential Information, Proprietary Information or Trade Secrets.  Unauthorized removal includes forwarding or downloading confidential information to personal email or other electronic media and/or copying the information to personal unencrypted thumb drives, cloud storage or drop box.  Immediately upon termination of your employment for any reason, you will return to BMS all of BMS’s confidential and other business materials that you have or that are in your possession or control and all copies thereof, including all tangible embodiments thereof, whether in hard copy or electronic format and you shall not retain any versions thereof on any personal computer or any other media (e.g., flash drives, thumb drives, external hard drives and the like).  In addition, you will thoroughly search personal electronic devices, drives, cloud-based storage, email, cell phones, and social media to ensure that all BMS information has been deleted.  In the event that you commingle personal and BMS confidential information on these devices or storage media, you hereby consent to the removal and permanent deletion of all information on these devices and media.  Nothing in this paragraph or Agreement limits or prohibits your right to report potential violations of law, rules, or regulations to, or communicate with, cooperate with, testify before, or otherwise assist in an investigation or proceeding by, any government agency or entity, or engage in any other conduct that is required or protected by law or regulation, and you are not required to obtain the prior authorization of BMS to do so and are not required to notify BMS that you have done so.

(b)          Inventions.  To the extent permitted by local law, you agree and/or reaffirm the terms of all agreements related to inventions that you signed at the inception of or during your employment, and agree to promptly disclose and assign to BMS all of your interest in any and all inventions, discoveries, improvements and business or marketing concepts related to the current or contemplated business or activities of BMS, and which are conceived or made by you, either alone or in conjunction with others, at any time or place during the period you are employed by BMS.  Upon request of BMS, including after your termination, you agree to execute, at BMS’s expense, any and all applications, assignments, or other documents which BMS shall determine necessary to apply for and obtain letters patent to protect BMS’s interest in such inventions, discoveries, and improvements and to cooperate in good faith in any legal proceedings to protect BMS’s intellectual property.

(c)          Non-Competition, Non-Solicitation and Related Covenants.  By accepting this Agreement, you agree to the restrictive covenants outlined in this section unless expressly prohibited by local law as follows.  Given the extent and nature of the confidential information that you have obtained or will obtain during the course of your employment with BMS, it would be inevitable or, at the least, substantially probable that such confidential information would be disclosed or utilized by you should you obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with BMS.  Even if not inevitable, it would be impossible or impracticable for BMS to monitor your strict compliance with your confidentiality obligations.  Consequently, you agree that you will not, directly or indirectly:

(i)          during the Covenant Restricted Period (as defined below), own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one per cent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii)          during the Covenant Restricted Period, whether or not for compensation, either on your own behalf or as an employee, officer, agent, consultant, director, owner, partner, joint venturer, shareholder, investor, or in any other capacity, be actively connected with a Competitive Business or otherwise advise or assist a Competitive Business with regard to any product, investigational compound, technology, service or line of business that competes with any product, investigational compound, technology, service or line of business with which you worked or about which you became familiar as a result of your employment with BMS;

(iii)          for employees in an executive, management, supervisory or business unit lead role while in service or at the time of termination, you will not, during the Covenant Restricted Period, employ, solicit for employment, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any current BMS employee to terminate or reduce his or her or its relationship with BMS, except in the performance of your duties for BMS.  This restriction includes, but is not limited to, participation by you in any and all parts of the staffing and hiring processes involving a candidate regardless of the means by which an employer other than BMS became aware of the candidate;

(iv)          during the Covenant Restricted Period, solicit, induce, encourage, or appropriate or attempt to solicit, divert or appropriate, by use of Confidential Information or otherwise, any existing or prospective customer, vendor or supplier of BMS that you became aware of or was introduced to in the course of your duties for BMS, to terminate, cancel or otherwise reduce its relationship with BMS, except in the performance of your duties for BMS; and

(v)          during the Covenant Restricted Period, engage in any activity that is harmful to the interests of BMS, including, without limitation, any conduct during the term of your employment that violates BMS’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

(d)          Rescission, Forfeiture and Other Remedies.  If BMS determines that you have violated any applicable provisions of 3(c) above during the Covenant Restricted Period, in addition to injunctive relief and damages, you agree and covenant that:

(i)          any portion of the RSUs not vested or settled shall be immediately rescinded;

(ii)          you shall automatically forfeit any rights you may have with respect to the RSUs as of the date of such determination;

(iii)          if any part of the RSUs vested within the twelve-month period immediately preceding a violation of Section 3(c) above (or vested following the date of any such violation), upon BMS’s demand, you shall immediately deliver to it a certificate or certificates for shares of Common Stock that you acquired upon settlement of such RSUs (or an equivalent number of other shares), including any shares of Common Stock that may have been withheld or sold to cover withholding obligations for Tax-Related Items; and

(iv)          the foregoing remedies set forth in this Section 3(d) shall not be BMS’s exclusive remedies.  BMS reserves all other rights and remedies available to it at law or in equity.

(e)          Definitions.  For purposes of this Agreement, the following definitions shall apply:

(i)          “Competitive Business” means any business that is engaged in or is about to become engaged in the development, production or sale of any product, investigational compound, technology, process, service or line of business concerning the treatment of any disease, which product, investigational compound, technology, process, service or line of business resembles or competes with any product, investigational compound, technology, process, service or line of business that was sold by, or in development at, BMS during your employment with BMS.

(ii)          The “Covenant Restricted Period” for purposes of Sections 3(c)(iii) and 3(c)(iv) shall be the period during which you are employed by BMS and twelve (12) months after the end of your term of employment with and/or work for BMS for any reason, (e.g., restriction applies regardless of the reason for termination and includes voluntary and involuntary termination).  The “Covenant Restricted Period” for purposes of Sections 3(c)(i),  3(c)(ii) and 3(c)(v) shall be the period of employment by BMS.  In the event that BMS files an action to enforce rights arising out of this Agreement, the Covenant Restricted Period shall be extended for all periods of time in which you are determined by the Court or other authority to have been in violation of the provisions of Section 3(c).

(iii)          “BMS” means the Company, all related companies, affiliates, subsidiaries, parents, successors, assigns and all organizations acquired by the foregoing.

(f)          Severability.  You acknowledge and agree that the period and scope of restriction imposed upon you by this Section 3 are fair and reasonable and are reasonably required for the protection of BMS.  In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid provisions were not part of this Agreement.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable to the maximum extent permissible under law and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.  You acknowledge and agree that your covenants under this Agreement are ancillary to your employment relationship with BMS, but shall be independent of any other contractual relationship between you and BMS.  Consequently, the existence of any claim or cause of action that you may have against BMS shall not constitute a defense to the enforcement of this Agreement by BMS, nor an excuse for noncompliance with this Agreement.

(g)          Additional Remedies.  You acknowledge and agree that any violation by you of this paragraph will cause irreparable harm to BMS and BMS cannot be adequately compensated for such violation by damages.  Accordingly, if you violate or threaten to violate this Agreement, then, in addition to any other rights or remedies that BMS may have in law or in equity, BMS shall be entitled, without the posting of a bond or other security, to obtain an injunction to stop or prevent such violation, including but not limited to obtaining a temporary or preliminary injunction from a Delaware court pursuant to Section 1(a) of the Mutual Arbitration Agreement (if applicable) and Section 14 of this Agreement.  You further agree that if BMS incurs legal fees or costs in enforcing this Agreement, you will reimburse BMS for such fees and costs.

(h)          Binding Obligations.  These obligations shall be binding both upon you, your assigns, executors, administrators and legal representatives.  At the inception of or during the course of your employment, you may have executed agreements that contain similar terms.  Those agreements remain in full force and effect.  In the event that there is a conflict between the terms of those agreements and this Agreement, this Agreement will control.

(i)          Enforcement.  BMS retains discretion regarding whether or not to enforce the terms of the covenants contained in this Section 3 and its decision not to do so in your instance or anyone’s case shall not be considered a waiver of BMS’s right to do so.

(j)          Duty to Notify Third Parties; BMS Notification.  During your employment with BMS and for a period of 12 months after your termination of employment from BMS, you shall communicate any post-employment obligations under this Agreement to each subsequent employer.  You also authorize BMS to notify third parties, including without limitation, customers and actual or potential employers, of the terms of this Agreement and your obligations hereunder upon your separation from BMS or your separation from employment with any subsequent employer during the applicable Covenant Restricted Period, by providing a copy of this Agreement or otherwise.

4.          RESPONSIBILITY FOR TAXES

You acknowledge that, regardless of any action taken by the Company, any subsidiary or affiliate of the Company, including your employer (“Employer”), the ultimate liability for all income tax (including U.S. and non-U.S. federal, state and local taxes), social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any.  You further acknowledge that the Company, any subsidiary or affiliate and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or underlying shares of Common Stock, including the grant of the RSUs, the vesting of RSUs, the conversion of the RSUs into shares of Common Stock or the receipt of an equivalent cash payment, the lapse of any Post-Vest Holding Period, the subsequent sale of any shares of Common Stock acquired at settlement and the receipt of any dividends; and, (b) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, you agree to make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items that require withholding by the Company or the Employer.  In this regard, by your acceptance of the RSUs, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:

(a)          requiring you to make a payment in a form acceptable to the Company; or

(b)          withholding from your wages or other cash compensation payable to you; or

(c)          irrespective of any Post-Vest Holding Period, withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

(d)          irrespective of any Post-Vest Holding Period, withholding in shares of Common Stock to be issued upon settlement of the RSUs;

provided, however, if you are a Section 16 officer of the Company under the Exchange Act, then the Company will withhold shares of Common Stock deliverable in settlement of RSUs upon the relevant taxable or tax withholding event, as applicable, unless (i) the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items that require withholding may be satisfied by one or a combination of methods (b) and (c) above or (ii) you have made arrangements satisfactory to the Company and your Employer to provide for payment of withholding tax obligations in a manner other than by means of the withholding of shares deliverable in settlement of RSUs not later than 90 days before the relevant taxable or tax withholding event.

The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum withholding rates applicable in your jurisdiction(s).  In the event of over-withholding, you may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in shares of Common Stock) or if not refunded, you may seek a refund from the local tax authorities.  In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.  If any obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying certain of the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the shares or cash in settlement of the RSUs if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding anything in this Section 4 to the contrary, to avoid a prohibited acceleration under Section 409A, if shares of Common Stock subject to RSUs will be withheld or released for sale to satisfy any Tax-Related Items arising prior to the date of settlement of the RSUs, then to the extent that any portion of the RSUs that is considered nonqualified deferred compensation subject to Section 409A, the number of such shares withheld or released shall not exceed the number of shares that equals the liability for Tax-Related Items with respect to the portion of the RSUs considered to be nonqualified deferred compensation, and otherwise such withholding or release will comply with Code Section 409A.

5.          DIVIDENDS AND ADJUSTMENTS

(a)          Dividends or dividend equivalents are not paid, accrued or accumulated on RSUs during the Restricted Period, except as provided in Section 5(b).

(b)          The number of your RSUs and/or other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to RSUs, to reflect any changes relating to the outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan (excluding any payment of ordinary dividends on Common Stock) or any other “equity restructuring” as defined in FASB ASC Topic 718.

6.          EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the RSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or any subsidiary of the Company unless otherwise specifically provided for in such plan.  The RSUs and the underlying shares of Common Stock (or their cash equivalent), and the income and value of the same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculation of any severance, resignation, termination, redundancy or end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement benefits, or similar mandatory payments.

7.          ACKNOWLEDGMENT OF NATURE OF PLAN AND RSUs

In accepting the RSUs, you acknowledge, understand and agree that:

(a)          The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)          The Award of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

(c)          All decisions with respect to future awards of RSUs or other awards, if any, will be at the sole discretion of the Company;

(d)          Your participation in the Plan is voluntary;

(e)          The RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)          Unless otherwise agreed with the Company, the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary or an affiliate of the Company;

(g)          The future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(h)          No claim or entitlement to compensation or damages arises from the forfeiture of RSUs resulting from termination of your employment with the Company, or any of its subsidiaries or affiliates, including the Employer (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

(i)          Unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(j)          Neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

8.          NO ADVICE REGARDING GRANT

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock.  You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

9.          RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate of the Company or any specific position or level of employment with the Company or any subsidiary or affiliate of the Company or affect in any way the right of the Employer to terminate your employment without prior notice at any time for any reason or no reason.

10.          ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties.  Any provision for distribution in settlement of your RSUs and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company, or by such other commercially reasonable means of delivery of shares to you, and RSUs and related rights hereunder shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary.  Until RSUs are in fact settled, you and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company with respect to RSUs.

11.          DEEMED ACCEPTANCE

You are required to accept the terms and conditions set forth in this Agreement prior to the Vesting Date in order for you to receive the Award granted to you hereunder.  If you wish to decline this Award, you must reject this Agreement prior to the Vesting Date.  For your benefit, if you have not rejected the Agreement prior to the Vesting Date, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement.  Deemed acceptance will allow the shares to be released to you in a timely manner and once released, you waive any right to assert that you have not accepted the terms hereof.

12.          AMENDMENT TO PLAN

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that, subject to Sections 19, 21 and 23 of this Agreement, and the provisions of Addendum A hereto, your rights relating to the Award may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

13.          SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.          GOVERNING LAW, JURISDICTION AND VENUE

This Agreement and Award grant shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.  The forum in which disputes arising under this grant of RSUs and Agreement shall be decided depends on whether you are subject to the Mutual Arbitration Agreement.

(a)          If you are subject to the Mutual Arbitration Agreement, any dispute that arises under this grant of RSUs or Agreement shall be governed by the Mutual Arbitration Agreement.  Any application to a court under Section 1(a) of the Mutual Arbitration Agreement for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration shall exclusively be brought and conducted in the courts of Wilmington, Delaware, or the federal courts for the United States District Court for the District of Delaware, and no other courts where this grant of RSUs is made and/or performed.  The parties hereby submit to and consent to the jurisdiction of the State of Delaware for purposes of any such application for injunctive relief.

(b)          If you are not subject to the Mutual Arbitration Agreement, this Agreement and grant of RSUs shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.  For purposes of litigating any dispute that arises under this grant of RSUs or Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall exclusively be conducted in the courts of Wilmington, Delaware, or the federal courts for the United States District Court for the District of Delaware, and no other courts where this grant of RSUs is made and/or performed.

15.          SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

16.          ELECTRONIC DELIVERY AND ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic systems established and maintained by the Company or a third-party designated by the Company.

17.          INSIDER TRADING/MARKET ABUSE LAWS

You acknowledge that, depending on your country or broker’s country, or the country in which Common Stock is listed, you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the shares of Common Stock, rights to shares of Common Stock (e.g., RSUs)  or rights linked to the value of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions, including the United States and your country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information.  Furthermore, you may be prohibited from (i) disclosing insider information to any third party, including fellow employees and (ii) “tipping” third parties or causing them to otherwise buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

18.          LANGUAGE

You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms of this Agreement, the Plan and any other Plan-related documents.  If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.          COMPLIANCE WITH LAWS AND REGULATIONS

Notwithstanding any other provisions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, you understand that the Company will not be obligated to issue any shares of Common Stock pursuant to the vesting and/or settlement of the RSUs, if the issuance of such Common Stock shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority.  Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.  Any determination by the Company in this regard shall be final, binding and conclusive.

20.          ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement (including the terms of the Plan and the Grant Summary) contains the entire understanding of the parties, provided that, if you are subject to the Mutual Arbitration Agreement, then the Mutual Arbitration Agreement is hereby incorporated into and made a part of this Agreement.  Subject to Sections 19, 21 and 23 of this Agreement, and the provisions of Addendum A, this Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in a writing signed only by the Company.  Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

21.          ADDENDUM A

Your RSUs shall be subject to any additional provisions set forth in Addendum A to this Agreement for your country, if any.  If you relocate to one of the countries included in Addendum A, the additional provisions for such country shall apply to you, without your consent, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons.  Addendum A constitutes part of this Agreement.

22.          FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS AND EXCHANGE CONTROLS

Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock or sale proceeds resulting from the sale of shares of Common Stock acquired under the Plan) in a brokerage or bank account outside your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt.  You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

23.          IMPOSITION OF OTHER REQUIREMENTS

The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

For the Company

Bristol-Myers Squibb Company

By	/s/ Ann Powell

Ann Powell
Chief Human Resources Officer

I have read this Agreement in its entirety.  I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company.  I acknowledge and agree that sales of shares will be subject to the Company’s policies regulating trading by employees.  In accepting this Award, I hereby agree that Fidelity, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information for the administration of this Award.

I hereby agree to all the terms, restrictions and conditions set forth in this Agreement, including, but not limited to the Post-Vest Holding Period and any post-employment covenants described herein.

Addendum A

BRISTOL-MYERS SQUIBB COMPANY
ADDITIONAL PROVISIONS FOR RSUs IN CERTAIN COUNTRIES

Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Addendum A includes additional provisions that apply if you are residing and/or working in one of the countries listed below. This Addendum A is part of the Agreement.

This Addendum A also includes information of which you should be aware with respect to your participation in the Plan.  For example, certain individual exchange control reporting requirements may apply upon vesting of the RSUs and/or sale of Common Stock.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2021 and is provided for informational purposes.  Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances.  As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your RSUs vest or are settled, or you sell shares of Common Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result.  Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you currently are residing and/or working, transfer employment and/or residency after the RSUs are granted to you, or are considered a resident of another country for local law purposes, the information contained herein for the country you are residing and/or working in at the time of grant may not be applicable to you in the same manner, and the Company shall, in its discretion, determine to what extent the additional provisions contained herein shall be applicable to you.

All Countries

Retirement. The following provision supplements Section 2 of the Agreement:

Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable treatment that applies to the RSUs or in the event of your Retirement being deemed unlawful and/or discriminatory, the provisions of Section 2 regarding the treatment of the RSUs in the event of your Retirement shall not be applicable to you.

All Countries Outside the European Union/ European Economic Area/Switzerland/United Kingdom

Data Privacy Consent.

By accepting the Award, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement by and among, as applicable, the Employer, the Company and its other subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, the Employer and other subsidiaries and affiliates of the Company hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, employee ID, social security number, passport or other identification number (e.g., resident registration number), tax code, hire date, termination date, termination code, division name, division code, region name, salary grade, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Fidelity Stock Plan Services and certain of its affiliates (“Fidelity”), or such other stock plan service provider as may be selected by the Company in the future, which assist in the implementation, administration and management of the Plan.  You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g. the United States) may have different data privacy laws and protections than your country.  You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the Company, Fidelity and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the RSUs may be deposited.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Addendum - 2

Upon request of the Company or the Employer, you agree to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

Argentina

Labor Law Policy and Acknowledgement.  This provision supplements Sections 6 and 7 of the Agreement:

By accepting the RSUs, you acknowledge and agree that the grant of RSUs is made by the Company (not the Employer) in its sole discretion and that the value of the RSUs or any shares of Common Stock acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (i) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (ii) any termination or severance indemnities or similar payments.

If, notwithstanding the foregoing, any benefits under the Plan are considered salary or wages for any purpose under Argentine labor law, you acknowledge and agree that such benefits shall not accrue more frequently than on the Vesting Date.

Securities Law Information.  Neither the RSUs nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina.

Exchange Control Information.  Certain restrictions and requirements may apply if and when you transfer proceeds from the sale of shares of Common Stock or any cash dividends paid with respect to such shares into Argentina.

Exchange control regulations in Argentina are subject to change.  You should speak with your personal legal advisor regarding any exchange control obligations that you may have prior to vesting in the RSUs or remitting funds into Argentina, as you are responsible for complying with applicable exchange control laws.

Australia

Compliance with Laws.  Notwithstanding anything else in the Agreement, you will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.  Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.

Addendum - 3

Australian Offer Document.  The offer of RSUs is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.  Additional details are set forth in the Offer Document for the offer of RSUs to Australian resident employees, which will be provided to you with the Agreement.

Tax Information.  The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Exchange Control Information.  Exchange control reporting is required for inbound cash transactions exceeding A$10,000 and inbound international fund transfers of any value, that do not involve an Australian bank.

Austria

Exchange Control Information.  If you hold securities (including shares of Common Stock acquired under the Plan) or cash (including proceeds from the sale of shares of Common Stock) outside of Austria, you may be subject to reporting obligations to the Austrian National Bank. If the value of the shares meets or exceeds a certain threshold, you must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. In all other cases, an annual reporting obligation applies and the report has to be filed as of December 31 on or before January 31 of the following year using the form P2.  Where the cash amount held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.

If you sell your shares of Common Stock, or receive any cash dividends, you may have exchange control obligations if you hold the cash proceeds outside of Austria. If the transaction volume of all your accounts abroad meets or exceeds a certain threshold, you must report to the Austrian National Bank  the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

Belgium

There are no country-specific provisions.

Bermuda

Securities Law Information. The Plan and this Agreement are not subject to, and have not received approval from either the Bermuda Monetary Authority or the Registrar of Companies in Bermuda and no statement to the contrary, explicit or implicit, is authorized to be made in this regard.  If any shares of Common Stock acquired under the Plan are offered or sold in Bermuda, the offer or sale must comply with the provisions of the Investment Business Act 2003 of Bermuda.  Alternatively, the shares of Common Stock may be sold on the New York Stock Exchange on which they are listed.

Addendum - 4

Brazil

Labor Law Policy and Acknowledgement. This provision supplements Sections 6 and 7 of the Agreement:

By accepting the RSUs, you acknowledge and agree that (i) you are making an investment decision, and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the Restricted Period.

Compliance with Laws.  By accepting the RSUs, you agree that you will comply with Brazilian law when you vest in the RSUs, lapse in the Post-Vest Holding Period and sell shares of Common Stock. You also agree to report and pay any and all taxes associated with the vesting of the RSUs, lapse in the Post-Vest Holding Period, the sale of the shares of Common Stock acquired pursuant to the Plan and the receipt of any dividends.

Exchange Control Information.  You must prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank on an annual basis if you hold assets or rights valued at more than US$1,000,000.  Quarterly reporting is required if such amount exceeds US$100,000,000.  The assets and rights that must be reported include shares of Common Stock and may include the RSUs.

Bulgaria

There are no country-specific provisions.

Canada

Settlement of RSUs.  Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, RSUs will be settled in shares of Common Stock only, not cash.

Securities Law Information.  You acknowledge and agree that you will sell shares of Common Stock acquired through participation in the Plan only outside of Canada through the facilities of a stock exchange on which the Common Stock is listed.  Currently, the shares of Common Stock are listed on the New York Stock Exchange.

Termination of Employment.  This provision replaces the second paragraph of Section 2(h)(v) of the Agreement:

In the event of termination of your employment (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or the Plan, your right to vest in the RSUs, if any, will terminate effective as of the date that is the earliest of (1) the date upon which your employment with the Company or any of its subsidiaries is terminated; (2) the date you receive written notice of termination of employment, or (3) the date you are no longer actively employed by the Company or any of its subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when you are no longer employed or actively providing services for purposes of the RSUs (including whether you may still be considered employed or actively providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the RSUs, if any, will terminate effective upon the expiry of your minimum statutory notice period, and you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.

Addendum - 5

The following provision applies if you are resident in Quebec:

Data Privacy.  This provision supplements the Data Privacy Consent provision above in this Addendum A:

You hereby authorize the Company, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved with the administration and operation of the Plan.  You further authorize the Company and its subsidiaries to disclose and discuss the Plan with their advisors.  You further authorize the Company and its subsidiaries to record such information and to keep such information in your employee file.

Chile

Labor Law Policy and Acknowledgement. This provision supplements Sections 6 and 7 of the Agreement:

In accepting the RSUs, you agree the RSUs and the shares of Common Stock underlying the RSUs, and the income and value of same, shall not be considered as part of your remuneration for purposes of determining the calculation base of future indemnities, whether statutory or contractual, for years of service (severance) or in lieu of prior notice, pursuant to Article 172 of the Chilean Labor Code.

Securities Law Information.  The offer of the RSUs constitutes a private offering in Chile effective as of the Award Date.  The offer of RSUs is made subject to general ruling n° 336 of the Commission for the Financial Market (Comisión para el Mercado Financiero, “CMF”).  The offer refers to securities not registered at the securities registry or at the foreign securities registry of the CMF, and, therefore, such securities are not subject to oversight of the CMF.  Given the RSUs are not registered in Chile, the Company is not required to provide information about the RSUs or shares of Common Stock in Chile.  Unless the RSUs and/or the shares of Common Stock are registered with the CMF, a public offering of such securities cannot be made in Chile.

Esta oferta de Unidades de Acciones Restringidas (“RSU”) constituye una oferta privada de valores en Chile y se inicia en la Fecha de la Concesión.  Esta oferta de RSU se acoge a las disposiciones de la Norma de Carácter General N  336 (“NCG 336”) de la Comisión para el Mercado Financiero  (“CMF”).  Esta oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta.  Por tratarse los RSU de valores no registrados en Chile, no existe obligación por parte de la Compañía de entregar en Chile información pública respecto de los RSU or sus Acciones.  Estos valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Addendum - 6

Exchange Control Information.  You are responsible for complying with foreign exchange requirements in Chile.  You should consult with your personal legal advisor regarding any applicable exchange control obligations prior to vesting in the RSUs or receiving proceeds from the sale of shares of Common Stock acquired at vesting or cash dividends.

You are not required to repatriate funds obtained from the sale of shares of Common Stock or the receipt of any dividends.  However, if you decide to repatriate such funds, you must do so through the Formal Exchange Market if the amount of funds exceeds US$10,000.  In such case, you must report the payment to a commercial bank or registered foreign exchange office receiving the funds.  If your aggregate investments held outside of Chile exceed US$5,000,000 (including shares of Common Stock and any cash proceeds obtained under the Plan) in the relevant calendar year, you must report the investments quarterly to the Central Bank.  Annex 3.1 (and of Annex 3.2 at the closing of December, if applicable) of Chapter XII of the Foreign Exchange Regulations must be used to file this report.  Please note that exchange control regulations in Chile are subject to change.

China

The following provisions apply if you are subject to the exchange control regulations in China, as determined by the Company in its sole discretion:

Sales of Shares of Common Stock.  To comply with exchange control regulations in China, irrespective of any Post-Vest Holding Period, you agree that the Company is authorized to force the sale of all or a portion of the shares of Common Stock to be issued to you upon vesting and settlement of the RSUs at any time (including immediately upon vesting, the lapse of the Post-Vest Holding Period or after termination of your employment, as described below), and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock.  You agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the shares of Common Stock and shall otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur.  You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price.

Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale of Common Stock (less any applicable Tax-Related Items, brokerage fees or commissions) to you in accordance with applicable exchange control laws and regulations, including, but not limited to, the restrictions set forth in this Addendum A for China below under “Exchange Control Information.”  Due to fluctuations in the Common Stock price and/or applicable exchange rates between the vesting date and (if later) the date on which the shares of Common Stock are sold, the amount of proceeds realized upon sale may be more or less than the market value of the shares of Common Stock on the vesting date (which typically is the amount relevant to determining your Tax-Related Items liability).  You understand and agree that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuations in the Common Stock price and/or any applicable exchange rate.

Addendum - 7

Treatment of Shares of Common Stock and RSUs Upon Termination of Employment.  Due to exchange control regulations in China, you understand and agree that, irrespective of any Post-Vest Holding Period, any shares of Common Stock acquired under the Plan and held by you in your brokerage account must be sold no later than the last business day of the month following the month of your termination of employment, or within such other period as determined by the Company or required by the China State Administration of Foreign Exchange (“SAFE”) (the “Mandatory Sale Date”).  This includes any portion of shares of Common Stock that vest upon your termination of employment.  For example, if your termination of employment occurs on March 14, 2021, then the Mandatory Sale Date will be April 30, 2021.  You understand that any shares of Common Stock held by you that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under “Sales of Shares of Common Stock” above.

If all or a portion of your RSUs become distributable upon your termination of employment or at some time following your termination of employment, that portion will vest and become distributable immediately upon termination of your employment. Any shares of Common Stock distributed to you according to this paragraph must be sold by the Mandatory Sale Date or will be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under “Sales of Shares of Common Stock” above.  You will not continue to vest in RSUs or be entitled to any portion of RSUs after your termination of employment.

Exchange Control Information.  You understand and agree that, to facilitate compliance with exchange control requirements, you are required to hold any shares of Common Stock to be issued to you upon vesting and settlement of the RSUs in the account that has been established for you with the Company’s designated broker and you acknowledge that you are prohibited from transferring any such shares of Common Stock to another brokerage account.  In addition, you are required to immediately repatriate to China the cash proceeds from the sale of the shares of Common Stock issued upon vesting and settlement of the RSUs and any dividends paid on such shares of Common Stock.  You further understand that such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its subsidiaries, and you hereby consent and agree that the proceeds may be transferred to such special account prior to being delivered to you.  The Company may deliver the proceeds to you in U.S. dollars or local currency at the Company’s discretion.  If the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and due to fluctuations in the Common Stock trading price and/or the U.S. dollar/PRC exchange rate between the sale/payment date and (if later) when the proceeds can be converted into local currency, the proceeds that you receive may be more or less than the market value of the Common Stock on the sale/payment date (which is the amount relevant to determining your tax liability).  You agree to bear the risk of any currency fluctuation between the sale/payment date and the date of conversion of the proceeds into local currency.

You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

Addendum - 8

Exchange Control Reporting Information.  PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions.  Under these rules, you may be subject to reporting obligations for the Common Stock or equity awards, including RSUs, acquired under the Plan and Plan-related transactions.  It is your responsibility to comply with this reporting obligation and you should consult your personal advisor in this regard.

Colombia

Labor Law Policy and Acknowledgement. By accepting your Award of RSUs, you expressly acknowledge that, pursuant to Article 15 of Law 50/1990 (Article 128 of the Colombian Labor Code), the RSUs and any payments you receive pursuant to the RSUs are wholly discretionary and are a benefit of an extraordinary nature that do not exclusively depend on your performance.  Accordingly, the Plan, the RSUs and related benefits do not constitute a component of “salary” for any legal purpose, including for purposes of calculating any and all labor benefits, such as fringe benefits, vacation pay, termination or other indemnities, payroll taxes, social insurance contributions, or any other outstanding employment-related amounts, subject to the limitations provided in Law 1393/2010.

Securities Law Information.  The shares of Common Stock are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the shares of Common Stock may not be offered to the public in Colombia.  Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Exchange Control Information.  You are responsible for complying with any and all Colombian foreign exchange restrictions, approvals and reporting requirements in connection with the RSUs and any shares of Common Stock acquired or funds received under the Plan. All payments for your investment originating in Colombia (and the liquidation of such investments) must be transferred through the Colombian foreign exchange market (e.g., local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio). You should obtain proper legal advice to ensure compliance with applicable Colombian regulations.

Croatia

Exchange Control Information.  You must report any foreign investments (including shares of Common Stock acquired under the Plan) to the Croatian National Bank for statistical purposes.  However, because exchange control regulations may change without notice, you should consult with your legal advisor to ensure compliance with current regulations.  You acknowledge that you personally are responsible for complying with Croatian exchange control laws.

Addendum - 9

Czech Republic

Exchange Control Information.  The Czech National Bank may require you to fulfill certain notification duties in relation to the RSUs and the opening and maintenance of a foreign account.  However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the RSUs and the sale of shares of Common Stock and before opening any foreign accounts in connection with the Plan to ensure compliance with current regulations.  It is your responsibility to comply with any applicable Czech exchange control laws.

Denmark

Stock Option Act.  You acknowledge that you have received an Employer Statement in Danish which includes a description of the terms of the RSUs as required by the Danish Stock Option Act, as amended January 1, 2019 (the “Act”), to the extent that the Act applies to the RSUs.

Securities/Tax Reporting Information. The requirement to report certain information to the Danish Tax Administration via Form V or K was eliminated effective January 1, 2019.  However, you must still report the foreign bank/broker accounts and their deposits, and shares of Common Stock held in a foreign bank or broker in your tax return under the section on foreign affairs and income.  You should consult with your personal advisor to ensure compliance with any applicable obligations.

Finland

There are no country-specific provisions.

France

Language Acknowledgement

En signant et renvoyant le présent document décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise.

By accepting your RSUs, you confirm having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided to you in English.

Tax Information.  The RSUs are not intended to qualify for special tax and social security treatment in France under Section L. 225-197-1 to L. 225-197-6-1 of the French Commercial Code, as amended.

Germany

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported to the German Federal Bank.  The German Federal Bank no longer accepts reports in paper form and all reports must be filed electronically. The electronic “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) can be accessed on the German Federal Bank’s website: www.bundesbank.de.

Addendum - 10

In the event that you make or receive a payment in excess of this amount, you are responsible for complying with applicable reporting requirements.

Greece

There are no country-specific provisions.

Hong Kong

Securities Law Information.  Warning:  The contents of this document have not been reviewed by any regulatory authority in Hong Kong.  You should exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement, including this Addendum A, or the Plan, or any other incidental communication materials, you should obtain independent professional advice.  The RSUs and any shares of Common Stock issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its subsidiaries.  The Agreement, including this Addendum A, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  The RSUs are intended only for the personal use of each eligible employee of the Employer, the Company or any subsidiary and may not be distributed to any other person.

Settlement of RSUs and Sale of Common Stock.  Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, RSUs will be settled in shares of Common Stock only, not cash.  In addition, notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, no shares of Common Stock acquired under the Plan can be offered to the public or otherwise disposed of prior to six months from the Award Date.  Any shares of Common Stock received at vesting are accepted as a personal investment.

Hungary

There are no country-specific provisions.

India

Exchange Control Information.  You must repatriate all proceeds received from the sale of shares to India and all proceeds from the receipt of cash dividends within such time as prescribed under applicable India exchange control laws as may be amended from time to time.  You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company or the Employer requests proof of repatriation.  It is your responsibility to comply with applicable exchange control laws in India.

Addendum - 11

Ireland

Acknowledgement of Nature of Plan and RSUs.  This provision supplements Sections 6 and 7 of the Agreement:

In accepting this Agreement, you understand and agree that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

Israel

Settlement of RSUs and Sale of Common Stock.  Upon the lapse of the Post-Vest Holding Period, you agree to the immediate sale of any shares of Common Stock to be issued to you upon vesting and settlement of the RSUs.  You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Common Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Common Stock.  You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price.  Upon the sale of the shares of Common Stock, the Company agrees to pay the cash proceeds from the sale of the Common Stock to you, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.  Due to fluctuations in the Common Stock price and/or applicable exchange rates between the date on which the Post-Vest Holding Period lapses and (if later) the date on which the shares of Common Stock are sold, the amount of proceeds ultimately distributed to you may be more or less than the market value of the shares of Common Stock on the date on which the Post-Vest Holding Period lapses.  You understand and agree that the Company is not responsible for the amount of any loss you may incur and that the Company assumes no liability for any fluctuations in the Common Stock price and/or any applicable exchange rate.

Italy

Plan Document Acknowledgment.  By accepting the RSUs, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Agreement and this Addendum A in their entirety and fully understand and accept all provisions of the Plan, the Agreement and this Addendum A.

In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement:  Section 4 (Responsibility for Taxes); Section 7 (Acknowledgement of Nature of Plan and RSUs); Section 8 (No Advice Regarding Grant); Section 9 (Right to Continued Employment); Section 11 (Deemed Acceptance); Section 13 (Severability and Validity); Section 14 (Governing Law, Jurisdiction and Venue); Section 16 (Electronic Delivery and Acceptance); Section 17 (Insider Trading/Market Abuse Laws); Section 18 (Language); Section 19 (Compliance with Laws and Regulations); Section 20 (Entire Agreement and No Oral Modification or Waiver); Section 21 (Addendum A); Section 22 (Foreign Asset/Account Reporting Requirements and Exchange Controls); and Section 23 (Imposition of Other Requirements).

Addendum - 12

Japan

There are no country-specific provisions.

Korea

There are no country-specific provisions.

Luxembourg

There are no country-specific provisions.

Mexico

Securities Law Information.  Any Award offered under the Plan and the shares of Common Stock underlying the Award have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan and any other document relating to any Award may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and its subsidiaries and/or affiliates, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees or contractors of the Company or one of its subsidiaries and/or affiliates, made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

Labor Law Policy and Acknowledgment.  By accepting this Award, you expressly recognize that the Company, with offices at 430 E. 29th Street, 14th Floor, New York, New York 10016, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your Employer (“BMS-Mexico”) is your sole employer, not the Company in the United States.  Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, BMS-Mexico, and do not form part of the employment conditions and/or benefits provided by BMS-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Addendum - 13

Política Laboral y Reconocimiento/Aceptación.  Aceptando este Premio, el participante reconoce que la Compañía, with offices at 430 E. 29th Street, 14th Floor, New York, New York 10016, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la adquisicion de acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, toda vez que la participación del participante en el Plan deriva únicamente de una relación comercial con la Compañía, reconociendo expresamente que su Empleador (“BMS Mexico”) es su único patrón, no es la Compañía en los Estados Unidos.  Derivado de lo anterior, el participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el participante y su empleador, BMS`-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por BMS-México, y expresamente el participante reconoce que cualquier modificación el Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los  condiciones de trabajo del participante.

Asimismo, el participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía.  Se reserva el derecho absoluto para modificar y/o terminar la participación del participante en cualquier momento, sin ninguna responsabilidad para el participante.

Finalmente, el participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a la Compañía, sus entidades relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Netherlands

There are no country-specific provisions.

Norway

There are no country-specific provisions.

Peru

Securities Law Information.  The grant of RSUs is considered a private offering in Peru; therefore, it is not subject to registration.

Labor Law Acknowledgement.  The following provision supplements Section 6 and 7 of the Agreement:

In accepting the Award of RSUs pursuant to this Agreement, you acknowledge that the RSUs are being granted ex gratia to you with the purpose of rewarding you.

Addendum - 14

Poland

Exchange Control Information.  Polish residents are required to transfer funds (i.e., in connection with the sale of shares of Common Stock) through a bank account in Poland if the transferred amount into or out of Poland in any single transaction exceeds a specified threshold (currently €15,000 unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply).  If you are a Polish resident, you must also retain all documents connected with any foreign exchange transactions you engage in for a period of five (5) years, as measured from the end of the year in which such transaction occurred.

You should consult with your personal legal advisor to determine what you must do to fulfill any applicable reporting/exchange control duties.

Portugal

Language Consent.  You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua.  Você expressamente declara ter pleno conhecimento do idioma inglês e ter lido, entendido e totalmente aceito e concordou com os termos e condições estabelecidas no plano e no acordo.

Puerto Rico

There are no country-specific provisions.

Romania

Language Consent.  By accepting the grant of RSUs, you acknowledge that you are proficient in reading and understanding English and fully understand the terms of the documents related to the grant (the notice, the Agreement and the Plan), which were provided in the English language.  You accept the terms of those documents accordingly.

Consimtamant cu privire la limba. Prin acceptarea acordarii de RSU-uri, confirmati ca aveti un nivel adecvat de cunoastere in ce priveste cititirea si intelegerea limbii engleze, ati citit si confirmati ca ati inteles pe deplin termenii documentelor referitoare la acordare (anuntul, Acordul RSU si Planul), care au fost furnizate in limba engleza. Acceptati termenii acestor documente in consecinta.

Russia

Securities Law Information.  These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of the shares of Common Stock in Russia. Any shares of Common Stock issued pursuant to the RSUs shall be delivered to you through a brokerage account in the U.S.  You may hold shares in your brokerage account in the U.S.; however, in no event will shares issued to you and/or share certificates or other instruments be delivered to you in Russia.  The issuance of Common Stock pursuant to the RSUs described herein has not and will not be registered in Russia and hence, the shares of Common Stock described herein may not be admitted or used for offering, placement or public circulation in Russia.

Addendum - 15

Exchange Control Information. Under exchange control regulations in Russia, you may be required to repatriate certain cash amounts you receive with respect to the RSUs to Russia as soon as you intend to use those cash amounts for any purpose, including reinvestment. If the repatriation requirements apply, such funds must initially be credited to you through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. Under the Directive of the Russian Central Bank (the “CBR”) N 5371-U which came into force on April 17, 2020, there are no restrictions on transfer of cash into and from accounts opened by Russian currency residents with a foreign financial market institution other than a bank. Accordingly, the repatriation requirement in certain cases may not apply with respect to cash amounts received in an account that is considered by the CBR to be a foreign brokerage account opened with a financial market institution other than a bank. Statutory exceptions to the repatriation requirement also may apply.  You should contact your personal advisor to confirm the application of the exchange control restrictions prior to vesting in the RSUs and selling shares of Common Stock as significant penalties may apply in case of non-compliance with the exchange control restrictions and because such exchange control restrictions are subject to change.

U.S. Transaction.  You are not permitted to make any public advertising or announcements regarding the RSUs or Common Stock in Russia, or promote these shares to other Russian legal entities or individuals, and you are not permitted to sell or otherwise dispose of Common Stock directly to other Russian legal entities or individuals.  You are permitted to sell shares of Common Stock only on the New York Stock Exchange and only through a U.S. broker.

Data Privacy.  This section replaces the Data Privacy Consent provision above in this Addendum A:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, any subsidiary and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance or passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

Addendum - 16

You understand that Data may be transferred to Fidelity, or such other stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States, or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country.  In this case, appropriate safeguards will be taken by the Company to ensure that your Data is processed with an adequate level of protection and in compliance with applicable local laws and regulation (especially through contractual clauses like European Model Clauses for European countries).  You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting the International Compensation and Benefits Group.  You authorize the Company, Fidelity and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the RSUs may be deposited.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case and without cost, by contacting in writing the International Compensation and Benefits Group.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the International Compensation and Benefits Group.

Anti-Corruption Information.  Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company).  Accordingly, you should inform the Company if you are covered by these laws because you should not hold shares of Common Stock acquired under the Plan.

Saudi Arabia

Securities Law Information.  This document may not be distributed in the Kingdom except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

Addendum - 17

Singapore

Securities Law Information.  The grant of RSUs is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Chap. 289, 2006 Ed.) for which it is exempt from the prospectus and registration requirements under the SFA and is not made to you with a view to the RSUs being subsequently offered for sale to any other party.  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Requirement. If you are a director, associate director or shadow director of a Singapore company, you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements, you must notify the Singapore subsidiary in writing within two business days of any of the following events: (i) you receive or dispose of an interest (e.g., RSUs or shares of Common Stock) in the Company or any subsidiary of the Company, (ii) any change in a previously-disclosed interest (e.g., forfeiture of RSUs and the sale of shares of Common Stock), or (iii)  becoming a director, associate director or a shadow director if you hold such an interest at that time.

South Africa

Responsibility for Taxes.  The following provision supplements Section 4 of this Agreement:

You are required to immediately notify the Employer of the amount of any gain realized at vesting of the RSUs.  If you fail to advise the Employer of such gain, you may be liable for a fine.

Exchange Control Information.  You are solely responsible for complying with applicable South African exchange control regulations, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.  In particular, if you are a resident for exchange control purposes, you are required to obtain approval from the South African Reserve Bank for payments (including payment of proceeds from the sale of shares of Common Stock) that you receive into accounts based outside of South Africa (e.g., a U.S. brokerage account).  Because the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of shares of Common Stock under the Plan to ensure compliance with current regulations.

Spain

Labor Law Acknowledgment.  This provision supplements Sections 2(g), 6 and 7 of the Agreement:

By accepting the RSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand and agree that, as a condition of the grant of the RSUs, except as provided for in Section 2 of the Agreement, your termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any RSUs that have not vested on the date of your termination.

Addendum - 18

In particular, you understand and agree that, unless otherwise provided in the Agreement, the RSUs will be forfeited without entitlement to the underlying shares of Common Stock or to any amount as indemnification in the event of a termination of your employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or a subsidiary.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any subsidiary on an ongoing basis, other than as expressly set forth in the Agreement.  Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs and the shares of Common Stock underlying the RSUs shall not become a part of any employment or service contract (either with the Company, the Employer or any subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, you understand that the RSUs would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award of RSUs shall be null and void.

Securities Law Information.  The RSUs and the Common Stock described in the Agreement and this Addendum A do not qualify under Spanish regulations as securities.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory.  The Agreement (including this Addendum A) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information.  If you acquire shares of Common Stock issued pursuant to the RSUs and wish to import the ownership title of such shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the Spanish Direccion General de Comercio e inversiones (the “DGCI”). Generally, the declaration must be made in January for shares of Common Stock acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of shares acquired or sold exceeds the applicable threshold (currently €1,502,530) (or you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Company’s board of directors), the declaration must be filed within one month of the acquisition or sale, as applicable. In addition, you also must file a declaration of ownership of foreign securities with the Directorate of Foreign Transactions each January.

Addendum - 19

You are also required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the security (including shares of Common Stock acquired at vesting of RSUs) held in such accounts and any transactions carried out with non-residents if the value of the transactions for all such accounts during the prior year or the balances in such accounts as of December 31 of the prior year exceeds €1,000,000. Unvested rights (e.g., RSUs, etc.) are not considered assets or rights for purposes of this requirement.

Slovak Republic

There are no country-specific provisions.

Slovenia

Language Consent. The parties acknowledge and agree that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Dogovor o uporabi jezika. Stranke se izrecno strinjajo, da se za sklepanje Pogodbe, kot tudi vseh dokumentov, obvestil in postopkov sklenjenih neposredno ali posredno v zvezi s tem, uporablja angleški jezik.

Sweden

Responsibility for Taxes.  This provision supplements Section 4 of the Agreement:

Without limiting the Company’s and the Employer's authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 4 of the Agreement, in accepting the RSUs, you authorize the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to you upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

Switzerland

Securities Law Information.  Because the offer of the Award is considered a private offering in Switzerland; it is not subject to registration in Switzerland.  Neither this document nor any other materials relating to the Award (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or Employer or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

Taiwan

Securities Law Information.  The grant of RSUs and any shares of Common Stock acquired pursuant to these RSUs are available only for employees of the Company and its subsidiaries.  The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Addendum - 20

Exchange Control Information.  You may remit foreign currency (including proceeds from the sale of Common Stock) into or out of Taiwan up to US$5,000,000 per year without special permission.  If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.

Thailand

Exchange Control Information.  If the proceeds from the sale of shares of Common Stock or the receipt of dividends are equal to or greater than US$1,000,000 or more in a single transaction, you must repatriate the proceeds to Thailand immediately upon receipt and convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. In addition you must report the inward remittance to the Bank of Thailand on a foreign exchange transaction form and inform the authorized agent of the details of the foreign currency transaction, including your identification information and the purpose of the transaction.  If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand.  Because exchange control regulations change frequently and without notice, you should consult your personal advisor before selling shares of Common Stock to ensure compliance with current regulations.  You are responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company nor any of its subsidiaries will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

Turkey

Securities Law Information.  Under Turkish law, you are not permitted to sell shares of Common Stock acquired under the Plan in Turkey.  The shares of Common Stock are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “BMY” and the shares of Common Stock may be sold through this exchange.

Exchange Control Information.  In certain circumstances, Turkish residents are permitted to sell shares traded on a non-Turkish stock exchange only through a financial intermediary licensed in Turkey and should be reported to the Turkish Capital Markets Board.  Therefore, you may be required to appoint a Turkish broker to assist with the sale of the shares of Common Stock acquired under the Plan.  You should consult your personal legal advisor before selling any shares of Common Stock acquired under the Plan to confirm the applicability of this requirement.

United Arab Emirates

Acknowledgment of Nature of Plan and RSUs.  This provision supplements Section 7 of the Agreement:

You acknowledge that the RSUs and related benefits do not constitute a component of your “wages” for any legal purpose.  Therefore, the RSUs and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as social insurance contributions and/or any other labor-related amounts which may be payable.

Addendum - 21

Securities Law Information.  The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company or its subsidiary or affiliate in the United Arab Emirates (“UAE”).  Any documents related to the Plan, including the Plan, Plan prospectus and other grant documents (“Plan Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person.  Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan Documents, you should consult an authorized financial adviser.

Neither the UAE Central Bank, the Emirates Securities and Commodities Authority, nor any other licensing authority or government agency in the UAE has responsibility for reviewing or verifying any Plan Documents  nor taken steps to verify the information set out in them, and thus, are not responsible for  such documents.

The securities to which this summary relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.

United Kingdom

Responsibility for Taxes.  This provision supplements Section 4 of the Agreement:

Without limitation to Section 4 of the Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are an executive officer or director of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you understand that you may not be able to indemnify the Company or the Employer for the amount of Tax-Related Items not collected from or paid by you because the indemnification could be considered to be a loan.  In this case, any income tax not collected or paid within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and employee national insurance contributions (“NICs”) may be payable.  You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Employer may recover from you by any of the means set forth in Section 4 of the Agreement.

Section 431 Election.  As a condition of participation in the Plan and the vesting of the RSUs, you agree to enter into, jointly with the Employer, the joint election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Sections 423 and 424 of ITEPA 2003), and that you will not revoke such election at any time.  This election will be to treat the shares of Common Stock as if they were not restricted securities (for U.K. tax purposes only).  You must enter into the form of election, attached to this Addendum A, concurrent with accepting the Agreement, or at such subsequent time as may be designated by the Company.

Addendum - 22

Section 431 Election for U.K. Participants

Joint Election under s431 ITEPA 2003 for full or partial disapplication of Chapter 2 Income Tax (Earnings and Pensions) Act 2003 One Part Election

1.	Between

the Employee
[insert name of employee]
whose National Insurance Number is
[insert employee Nat. Ins. Number]
and the Company (who is the Employee’s employer):
[insert employer name]
of Company Registration Number
[insert Company Registration Number]

2.	Purpose of Election

This joint election is made pursuant to section 431(1) or 431(2) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the relevant Income Tax and NIC purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply.  An election under section 431(2) will ignore one or more of the restrictions in computing the charge on acquisition.  Additional Income Tax will be payable (with PAYE and NIC where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election.  Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

3.	Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the employee and applies to:

Number of securities:	All securities to be acquired by Employee pursuant to the RSUs granted on______ under the terms of the Bristol-Myers Squibb Company 2012 Stock Award and Incentive Plan.

Description of securities:	Shares of common stock

Name of issuer of securities:	Bristol-Myers Squibb Company

to be acquired by the Employee after ______ under the terms of the Bristol-Myers Squibb Company 2012 Stock Award and Incentive Plan.

Addendum - 23

Extent of Application

This election disapplies to

S.431(1) ITEPA: All restrictions attaching to the securities

5.	Declaration

This election will become irrevocable upon the later of its signing or the acquisition (and each subsequent acquisition) of employment-related securities to which this election applies.

The Employee acknowledges that, by clicking on the “ACCEPT” box, the Employee agrees to be bound by the terms of this election.

OR:

The Employee acknowledges that, by signing this election, the Employee agrees to be bound by the terms of this election.

/ /
Signature (Employee)	Date

The Company acknowledges that, by signing this election or arranging for the scanned signature of an authorised representative to appear on this election, the Company agrees to be bound by the terms of this election.

/ /
Signature (for and on behalf of the Company)	Date

Position in company

Note: Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.

Addendum - 24

Venezuela

Investment Representation for RSUs.  As a condition of the grant of the RSUs, you acknowledge and agree that any shares of Common Stock you may acquire upon vesting of the RSUs and lapse of the Post-Vest Holding Period are acquired as, and intended to be, an investment rather than for the resale of the shares of Common Stock and conversion of the shares of Common Stock into foreign currency.

Securities Law Information.  The RSUs granted under the Plan and the shares of Common Stock issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan securities regulations.  This offering does not qualify as a public offering under the laws of the Bolivarian Republic of Venezuela and, therefore, it is not required to request the previous authorization of the National Superintendent of Securities.

Exchange Control Information.  Exchange control restrictions may limit the ability to remit funds into Venezuela following the sale of shares of Common Stock acquired upon vesting of the RSUs. The Company reserves the right to restrict settlement of the RSUs or to amend or cancel the RSUs at any time in order to comply with applicable exchange control laws in Venezuela.  Any shares of Common Stock acquired under the Plan are intended to be an investment rather than for the resale and conversion of the shares into foreign currency.  You are responsible for complying with exchange control laws in Venezuela and neither the Company nor the Employer will be liable for any fines or penalties resulting from your failure to comply with applicable laws.  Because exchange control laws and regulations change frequently and without notice, you should consult with your personal legal advisor before accepting the RSUs and before selling any shares of Common Stock acquired upon vesting of the RSUs to ensure compliance with current regulations.

Addendum - 25